Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption "Experts" in this Amendment No. 1 to the Registration Statement on Form F-1 and to the use in this Amendment No. 1 to the Registration Statement on Form F-1 of our report dated March 28, 2023 with respect to the consolidated statements of financial position of Hammerhead Resources Inc. as of December 31, 2022 and 2021 and the related consolidated statements of profit (loss) and comprehensive profit (loss), consolidated statements of changes in equity and cash flows for each of the years in the three-year period ended December 31, 2022.

We also consent to the use in this Amendment No. 1 to the Registration Statement on Form F-1 of our report dated March 28, 2023 with respect to the statement of financial position of Hammerhead Energy Inc. as of December 31, 2022 and the related statement of profit (loss) and comprehensive profit (loss) statement of changes in equity and statement of cash flows from the period from September 1, 2022 (inception) to December 31, 2022.

/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed Public Accountants

Calgary, Canada

April 14, 2023